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Exhibit 10.9

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 5, 2000 by and between Bradley K. Serwin ("Employee") and Ticketmaster Online-Citysearch, Inc., a Delaware corporation, on behalf of itself and its affiliates (collectively, the "Company") and shall be effective as of January 1, 2001 (the "Effective Date").

RECITALS

    WHEREAS, the Company desires to establish its right to the exclusive services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

    NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

AGREEMENTS

1.  EXCLUSIVE SERVICES.  The Company agrees to employ Employee as Deputy General Counsel, Vice President and Corporate Secretary, and Employee accepts and agrees to such employment. During Employee's employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report directly to the Executive Vice President and General Counsel or to such person(s) as from time to time may be designated by the Company (hereinafter referred to as the "Reporting Officer"). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee's position and status. Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time.

2.  TERM OF AGREEMENT.  The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter. Early termination of this Agreement in accordance with the terms hereof will not affect the length of the Term. The Term may be renewed upon the mutual agreement of the Company and Employee for up to two (2) successive one (1) year periods, effective upon the giving of mutual notice by the Company and Employee to one another no less than 90 days prior to the end of the then current Term.

3.  COMPENSATION.

    (a)  BASE SALARY.  During the Term, the Company shall pay Employee an annual base salary of $225,000 (the "Base Salary") payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time and will also pay Employee a one-time payment of $25,000 on May 15, 2001. In addition, Employee shall be eligible for a year-end bonus with a target amount of $50,000 payable in accordance with the Company's regular year end bonus practices.

    (b)  BENEFITS.  From the Effective Date through the date of termination of Employee's employment for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

      (i)  Reimbursement for Business Expenses.  During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing

  Employee's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time.

      (ii)  Vacation.  During the Term, Employee shall be entitled to vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally. Employee will receive no less than the amount of paid time off provided to Employee by the Company during 2000.

4.  TERMINATION OF EMPLOYEE'S EMPLOYMENT.

    (a)  DEATH.  In the event Employee's employment hereunder is terminated by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a lump sum in cash, Employee's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 4(f) below).

    (b)  DISABILITY.  If, as a result of Employee's incapacity due to physical or mental illness ("Disability"), Employee shall have been absent from the full-time performance of Employee's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 12(a) hereof), Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee's duties with the Company due to Disability, the Company shall continue to pay Employee's Base Salary, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee's employment due to Disability, the Company shall pay Employee within 30 days of such termination (i) Employee's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 4(f) below).

    (c)  TERMINATION FOR CAUSE.  The Company may terminate Employee's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Sections 5 through 10 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; provided that any determination relating to clauses (ii), (iii) or (iv) above will be made by a written statement of the Chief Executive Officer of the Company or by resolution of the Board of Directors of the Company. In the event of Employee's termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 4(f) below).

    (d)  TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE.  If Employee's employment is terminated by the Company for any reason other than Employee's death or Disability or for Cause, then (i) the Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 4(f) below).

    (e)  MITIGATION; OFFSET.  In the event of termination of Employee's employment prior to the end of the Term, Employee shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 3 hereof. If Employee obtains other employment during the Term, the amount of any payment or benefit provided for under Section 3 hereof which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer after the date of Employee's termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from another employer; provided that in no event will Employee be obligated to refund to the Company more than the Company paid to Employee under Section 3 after the date of Employee's termination of employment. For purposes of this Section 4(e), Employee shall have an obligation to inform the Company regarding Employee's employment status following termination and during the period encompassing the Term.

    (f)  ACCRUED OBLIGATIONS.  As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's Base Salary through the date of death or termination of employment for any reason, as the ease may be, which has not yet been paid; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid; and all accrued and unpaid benefits due to Employee (e.g. accrued vacation/paid time off, vested 401(k) matching funds, etc.) which are due or earned under applicable law or Company policy which is applicable to Employee.

5.  CONFIDENTIALITY.  Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

6.  COVENANT NOT TO COMPETE

    (a)  COVENANT NOT TO COMPETE.  During the Term (and for a period of 24 months beyond the earlier of (i) the last day that the Employee is employed by the Company (unless terminated for Cause, in which case the last day shall be deemed to be the last day of the Term) or (ii) the expiration of the Term) Employee shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the "Company Businesses" (other than on behalf of the Company or any of its subsidiaries, affiliates or successors-in-interest) including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged, including, without limitation, the United States, Canada, Mexico, South America, England, Ireland, Scotland, Europe and Australia and Singapore. As used herein, the term "Company Businesses" shall be limited to (i) the computerized sale of tickets for sporting, theatrical, cinematic, live theatrical, musical or any other events on behalf of various venues and promoters through any of the distribution channels currently being utilized by the Company, its subsidiaries, affiliates or successors-in-interest, which is conducted by the Company or any of its subsidiaries, affiliates (as such term is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended), or successors-in-interest; (ii) the operation of Internet websites known as "city guides" or substantially similar name or business concept which primarily provide local information and build and/or host infosites for small businesses in a searchable database format and (iii) the operation of Internet websites which primarily provide classified matchmaking personals.

    b)  CONSULTING SERVICES.  During the two-year period commencing immediately upon the date of termination of Employee's employment for any reason (other than Employee's death) (the "Consulting Period"), Employee shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, Employee will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Employee shall devote such time and energies to the affairs of the Company and its subsidiaries and affiliates as may be reasonably required to carry out his duties hereunder without jeopardizing Employee's then full-time, non-Company Business (as defined above) employment opportunities; provided, however, that Employee shall not be obligated to devote more than 50 hours per year to the performance of such duties. In consideration of Employee's consulting services, and in consideration of Employee's covenants contained herein, the Company shall pay to Employee $20,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Employee for all reasonable and necessary business expenses incurred by Employee in the performance of his consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.

7.  NON-SOLICITATION OF EMPLOYEES.  Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Company. Employee agrees that, during the Term (and for a period of 24 months as set forth in Section 6 hereof), Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder.

8.  NON-SOLICITATION OF CLIENTS.  During the Term (and for a period of 24 months as set forth in Section 6 hereof), Employee shall not solicit any Clients of the Company or any of its subsidiaries, affiliates or successors-in-interest or encourage (regardless of who initiates the contact) any such Clients to use the facilities or services of any competitor of the Company or any of its subsidiaries, affiliates or successors-in-interest. "Client" shall mean any person who engages the Company or any of its subsidiaries, affiliates or successors-in-interest with respect to any of the Company Businesses as defined in Section 6(a) above.

9.  PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee developments shall be made for hire by the Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments, provided that if Company requests that Employee undertake any travel or incur any costs in connection with performing such obligations after the Term hereof, Company shall reimburse Employee for Employee's actual, reasonable and documented costs incurred in connection therewith.

10.  COMPLIANCE WITH CODE OF CONDUCT.  During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company's Code of Conduct as it may exist from time to time.

11.  REMEDIES FOR BREACH.  Employee expressly agrees and understands that the remedy at law for any breach by Employee of Sections 5 through 10 hereof will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of Sections 5 through 10 hereof the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in Sections 5 through 10 hereof shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of Sections 5 through 10 hereof, which may be pursued by or available to the Company.

12.  SURVIVAL OF PROVISIONS.  The obligations contained in Sections 5 through 10 hereof shall, to the extent provided in Sections 5 through 10 hereof, survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in Sections 5 through 10 hereof is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

13.  INDEMNIFICATION.  The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law and the Company's charter documents; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 4(c) of this Agreement.

14.  WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

15.  MISCELLANEOUS.

    (a)  NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	Ticketmaster Online-Citysearch, Inc. 3701 Wilshire Blvd., 9th Floor Los Angeles, CA 90010 Attn: Chief Executive Officer, and Attn: Vice President Human Resources, and Attn: General Counsel
and:	USA Networks, Inc. 157 West 57th Street New York, New York 10019 Attn: General Counsel
If to Employee:	Bradley K. Serwin 1143 Olive Lane La Canada, California 91011

Either party may change such party's address for notices by notice duly given pursuant hereto.

    (b)  GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court California, or, if not maintainable therein, then in an appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

    (c)  TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, except any and all prior existing agreements between the Company and Employee with regard to the grant by the Company of stock options to the Employee prior to the date hereof. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee's current employer prior to the natural expiration date of such agreement

    (d)  ASSIGNMENT; SUCCESSORS.  Employee agrees that this Agreement may be assigned by the Company to any company or business which is an affiliate of USA Networks, Inc. In the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

    (e)  HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    (f)  WAIVER: MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

    (g)  SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

    (h)  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the date first written above.

Company:	TICKETMASTER ONLINE- CITYSEARCH, INC.

By:
Title:
Employee:	Bradley K. Serwin

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